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                                                                    Exhibit 12.1



               Computation of Ratio of Earnings to Fixed Charges





                                     ----------------------------------------------------------------------------------------------
                                                                                                       Pro forma        Pro forma
                                                                                                   for the six months  for the year
                                                                                  Six months ended       ended            ended
                                                Year ended December 31,                June 30,         June 30,       December 31,
                                     ----------------------------------------------------------------------------------------------
                                       1994     1995     1996     1997     1998     1998      1999        1999            1998
                                     ----------------------------------------------------------------------------------------------
Earnings:
     Income before minority
     interest, income taxes,
     and extraordinary items......... 48,206   49,905   65,597   56,093   29,261   16,541     9,782       8,247          25,733
Fixed charges........................ 15,440   17,091   16,726   17,004   16,384    8,187     8,356       9,891          19,912
                                      ------   ------   ------   ------   ------   ------    ------      ------          ------

Total earnings....................... 63,646   66,996   82,323   73,097   45,645   24,728    18,138      18,138          45,645

Fixed charges:
     Interest - expensed............. 12,193   13,777   13,001   12,747   11,747    5,869     6,022       7,338          14,675
     Interest - deferred financing...             -        -        -        -        -          80         300             600
     Interest - rental expense.......  3,247    3,314    3,725    4,257    4,637    2,318     2,254       2,254           4,637
                                      ------   ------   ------   ------   ------   ------    ------      ------          ------
Total fixed charges.................. 15,440   17,091   16,726   17,004   16,384    8,187     8,356       9,891          19,912

Ratio of Earnings to Fixed charges...    4.1      3.9      4.9      4.3      2.8      3.0       2.2         1.8             2.3
                                     --------------------------------------------------------------------------------------------